FingerMotion, Inc. Reports FY 2025 Financial Results

Singapore--(Newsfile Corp. - May 30, 2025) - FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services, data, and technology company, is pleased to report its financial results for the fiscal year ended February 28, 2025. To review the full financial results, please view the Company's recent 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2025 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported annual revenue of $35.61 million which was a decrease of $0.18 million or 0.5% compared to FY 2024 (includes Telecommunications Products & Services businesses, SMS & MMS, DaGe Platform, Command & Communication, and Big Data);
•	Reported Year over Year annual decline in Telecommunications Products & Services business revenue of $5.59 million or 17% compared to FY 2024;
•	Reported Year over Year annual growth in SMS & MMS business revenue of $5.52 million or 206% compared to FY 2024;
•	Reported Year over Year annual decline in Big Data revenue of $0.39 million or 118% compared to FY 2024;
•	Reported revenue from the DaGe Platform of $0.08 million in FY 2025;
•	Reported revenue from Command & Communication (“C2 Platform”) of $0.19 million in FY 2025;
•	Reported gross profits of $2.76 million which was a decrease of $1.10 million or 28% compared to FY 2024;
•	Reported annual cost of revenue of $32.84 million which was an increase of $0.91 million or 3% compared to FY 2024;
•	Reported operating expenses of $8.71 million which was an increase of $1.03 million or 13% compared to FY 2024;
•	Reported annual net loss of $5.11 million which was an increase of $1.30 million or 34% compared to FY 2024;
•	Basic and Diluted loss per share of $0.09;
•	At February 28, 2025, FingerMotion had $1.13 million in cash, a working capital surplus of $6.90 million and a positive shareholders’ equity of $13.66 million;
•	At February 28, 2025, total assets were $48.82 million, total current liabilities were $35.13 million and total liabilities were $35.16 million; and
•	57,141,186 common shares were issued and outstanding as of February 28, 2025.

Strong revenue growth year over year in the SMS & MMS business highlighted our financial performance along with the successful generation of initial revenues from our DaGe Platform and C2 Platform.

“I am pleased with the performance of our SMS & MMS business in fiscal 2025 and with our diversification and collaboration efforts in other jurisdictions, which is expected to assist in the growth of our business in the future,” stated Martin Shen, CEO of FingerMotion. “Our Company remains committed to its growth strategy through the introduction of new platforms such as the DaGe Platform and the development and deployment of the C2 Platform, both of which contributed to revenues in fiscal 2025 and are expected to see substantial growth over the coming quarters. The focus on platform development will allow us to expand our customer base and diversify our offerings to enhance our market penetration in the industry. I am confident that our ability to execute on our strategy and maximize our business opportunities will strengthen our Company and add value to our shareholders.”

General and administrative expenses decreased by $137,710 or 2% during the year which was primarily attributable to minor reclassifications made during the year to align expense recognition with the appropriate reporting periods. Marketing costs increased $136,206 or 97% resulting from the promotion of the newly launched DaGe App platform. Research and development expenses decreased by $66,792 or 10% due to savings from data access and usage fees charged by the telecommunications companies.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy our securities.